Exhibit 99.1

         CASEY CONTAINER CORP SIGNS $10 MILLION STOCK PURCHASE AGREEMENT

April 8, 2014 - PARADISE VALLEY, AZ - (BUSINESS WIRE) - Biodegradable plastics manufacturer Casey Container Corp. (OTC: CSEY) today announced it signed a $10 million Stock Purchase Agreement consisting of $5 million in equity and $5 million in long-term debt.

On April 3, 2014, the Board of Director of Casey Container Corp. approved a Stock Purchase Agreement between the Company and an investment group who has requested to remain anonymous until closing. As per the Stock Purchase Agreement the Company will issue forty percent (40%) of the issued and outstanding Common shares of Casey at the time of close in exchange for $5,000,000 in funding. The Company will also offer to the investment group one seat on the Board of Directors of Casey Container Corp. The Stock Purchase Agreement also includes a long-term Note for an additional $5,000,000. The Note carries an interest rate of 6%, with a payment grace period of interest and principal. There are conditions precedent and some of the terms and conditions of the Stock Purchase Agreement and related Note are subject to change upon closing. The closing is expected to occur between mid-May to mid-June 2014.

According to CEO and President Martin Nason, "This is a very exciting time for the Company and it's shareholders. The size, structure, and completion of this financing will provide working capital and funds for a possible acquisition that would enable Casey to be a significant player in the biodegradable plastics industry." Mr. Nason commented regarding the Agreement, "For several months both parties have been aggressively conducting due diligence leading to the signing of this Agreement. The Company has also been conducting due diligence on the possible acquisition candidate."

Casey Container Corp. has further reported that it is continuously engaged in discussions with many domestic and international companies seeking a true biodegradable plastics solution and utilizing the EcoPure(r) additive technology. Casey also continues to discuss and maintain manufacturing relationships with several pre-form and blow molding companies.

BIODEGRADABLE PLASTICS

Plastic pollution and disposal is a serious world wide problem. Casey Container Corp. has spent considerable time in defining its business strategies and how it plans to be a major force in solving plastic pollution worldwide. EcoPure(r) is a proprietary organic biodegradable additive and when small percentage amounts are mixed with various plastic resins, such as PET, PE, LDPE, HDPE, PP, PS, PC, EVA and EPS, it renders the plastic biodegradable without changing the properties of the original polymer, which is a significant product differentiator. EcoPure(r) promotes and accelerates the biodegradation process in a landfill environment and has years of continual independent ASTM laboratory testing to support its claims, unlike many unsupported, but implied products in today's marketplace.
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ABOUT CASEY CONTAINER CORP

Casey Container Corp. is engaged in the design and custom manufacture of biodegradable PET, PE, HDPE, PP, PS, EVA, EPS and other plastic polymers for use in the bottled water, beverage, container and other consumer product markets. EcoPure(r) has been used since 2009 in numerous plastic products worldwide.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

Except for historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties, including, but not limited to the ability of Casey to close the above referenced funding, Casey's ability to sell its products and be profitable, function within the economic, competitive, governmental and technological environments in the plastics industry and their impact on the Company's operations, markets, products and prices, as well as other factors addressed in the Company's filings with the Securities and Exchange Commission. For all such forward-looking statements, we claim the safe harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims any obligation to update any forward-looking statement made herein.

CONTACTS

Casey Container Corp.
1-800-234-3919
Info (at) caseycontainer (dot) com
IR (at) caseycontainer (dot) com